ARTICLES OF MERGER
                                       OF
                  MIZAR ENERGY COMPANY, a Colorado Corporation
                                      INTO
                   HBOA HOLDINGS, INC., a Florida Corporation
                   ------------------------------------------


         Pursuant to the provisions of the Colorado Business Corporation Act (the "Act"), the undersigned corporations adopt the following Articles of
Merger:

         1. A Plan of Merger has been duly adopted providing for the merger of Mizar Energy Company with and into HBOA Holdings, Inc. resulting in HBOA Holdings, Inc. being the survivor. The Plan of Merger is set forth herein as Exhibit "A".

         2. Shareholder approval of the Plan of Merger was required. The number of votes cast for the plan by each voting group entitled to vote separately on the merger was sufficient for approval by that voting group.

         3 The surviving corporation is organized under the laws of the state of Florida and the address of its principal office is c/o HBOA Holdings, Inc., 2400
E. Commercial Blvd., Suite 221, Ft. Lauderdale, FL 33308.

         IN WITNESS WHEREOF, the parties have set their hands this 10th day of November, 2000.


ATTEST:                             MIZAR ENERGY COMPANY,
                                    a Colorado corporation


By: /s/ Laura Holm                  By:  /s/ Edward A. Saludes
   ---------------------                --------------------------------------
        Laura Holm                         Edward A. Saludes
                                           Chief Executive Officer and President




ATTEST:                             HBOA HOLDINGS, INC.
                                    a Florida corporation


By: /s/ William C. Shope            By:  /s/ Edward A. Saludes
   ---------------------                --------------------------------------
        William C. Shope                   Edward A. Saludes
                                           Chief Executive Officer and President